Exhibit (a)-(2)

China Nuokang Bio-Pharmaceutical Inc.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 6, 2013

Dear Shareholder:

Notice is hereby given that the previously adjourned extraordinary general meeting of the members of China Nuokang Bio-Pharmaceutical Inc. (the “Company”) will be reconvened on February 6, 2013 at 9:30 a.m. (Beijing time) at 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong. As previously announced in a press release dated January 15, 2013, the Company held and adjourned the extraordinary general meeting on January 15, 2013, which was called to authorize and approve the proposed merger with an affiliate of Kingbird Investment Inc. (“Parent”), an affiliate of Mr. Baizhong Xue, the Chairman and Chief Executive Officer of the Company, pursuant to the agreement and plan of merger dated as of September 27, 2012, among the Company, Parent and Kingbird Mergerco. Inc. (“Merger Sub”), and, solely for the purposes of Section 6.16 thereof, Anglo China Bio-technology Investment Holdings Limited and Britain Ukan Technology Investment Holdings (Group) Limited.

The resolutions that will be voted upon at the reconvened extraordinary general meeting will be identical to those set out in the Notice of Extraordinary General Meeting of Shareholders to be Held on January 15, 2013 included in the Proxy Statement of the Company dated December 17, 2012.

If you have previously submitted an instrument of proxy for the purposes of the original extraordinary general meeting, that instrument of proxy will remain valid and your appointed proxy shall be entitled to vote your shares in accordance with the instructions set out in that instrument of proxy, and such votes will be counted, at the reconvened extraordinary general meeting, provided always that the submission of the instrument of proxy will not prevent you from attending the extraordinary general meeting and voting in person should you so wish. The Company will accept any new, amended or replacement instrument of proxy which is completed and sent to or deposited (together with any power of attorney or other authority under which it is signed or a notarially certified copy of that power or authority) at the offices of the Company at No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province, China, 110171 or sent by facsimile to 0086-24-24696133, in each case marked for the attention of Mr. Steven Duan not later than 48 hours (i.e. February 4, 2013, at 9:30 a.m. (Beijing time)) before the time appointed for holding the reconvened extraordinary general meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken more than 48 hours after it is demanded, not less than 24 hours before the time appointed for the taking of the poll, or, where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded, by delivery at the meeting at which the poll was demanded to the Chairman or to the secretary or to any director.

If you own American depositary shares of the Company (“ADSs”) and have previously instructed the ADS depositary how to vote the ordinary shares underlying your ADSs, the ADS Depositary shall vote in accordance with your instructions and these votes will be counted at the reconvened extraordinary general meeting.

A list of the shareholders of the Company will be available at its principal executive offices at No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province 110171, People’s Republic of China, during ordinary business hours for the two days immediately prior to the extraordinary general meeting.

If you have any questions, please contact the Company’s Vice President of Investor Relations, Mr. Steven Duan, by phone at +86-24-2469-6033 or by email at dsz@nkbp.com.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Baizhong Xue
Name: Baizhong Xue Title: Director
January 29, 2013

Registered Office:

C/O Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands.

Head Office Address

No. 18-1 East Nanping Road

Hunnan National New & High-tech Development Zone

Shenyang, Liaoning Province 10171

People’s Republic of China.